Exhibit 99.1

PRESS RELEASE

First Community Bancorp (NASDAQ: FCBP)	First Charter Bank, N.A.
Contact: Matthew P. Wagner President and Chief Executive Officer 606 Broadway Santa Monica, California 90401 Phone: 310-458-1521 x 271	James R. Brewer President and Chief Executive Officer 9454 Wilshire Boulevard Beverly Hills, California 90212 310-278-7200

FOR IMMEDIATE RELEASE

May 22, 2001

FIRST COMMUNITY BANCORP ANNOUNCES SIGNING OF DEFINITIVE
AGREEMENT TO ACQUIRE FIRST CHARTER BANK, N.A.

Rancho Santa Fe, California . . . First Community Bancorp (the “Company”) today announced the signing of a definitive merger agreement (the “Agreement”) to acquire all of the outstanding common and preferred stock of First Charter Bank, N.A. (“First Charter”).

The Agreement provides that the fully diluted outstanding common shares of First Charter will be exchanged for shares of common stock of the Company. First Charter common and preferred shareholders will receive a total of 710,000 shares in the Company, which, valued at the $19.10 closing price of Company common stock on May 22, 2001, would equal approximately $13.6 million. As a result of the restructuring of First Charter in 1996, the preferred shareholders of First Charter will receive approximately 97% of this consideration on a fully diluted and as converted basis. The Agreement calls for the shares issued to be at an exchange ratio of 0.008635 with a termination clause subject to First Community’s share price dropping 20% below an agreed upon bank index. First Charter has issued to the Company a stock option exercisable under certain circumstances for newly issued shares of First Charter equal to 19.9% of First Charter’s fully diluted outstanding common shares.

The transaction is valued at approximately $13.6 million. It represents approximately 1.36 times First Charter’s book value at December 31, 2000 and 15.9 times 2000 earnings. The merger is structured to be tax-free and is intended to be accounted for using pooling-of-interests.

First Community Chairman of the Board John Eggemeyer III commented, “We continue to be excited about expansion in the west Los Angeles marketplace as our recent acquisition of Professional Bancorp demonstrated. This acquisition of First Charter Bank strengthens our presence in this market by adding 2 branches and over $111 million in deposits, further enhancing our already valuable southern California franchise.”

First Community President and Chief Executive Officer Matt Wagner added, “We are very pleased to announce this union between First Community Bancorp and First Charter Bank.

The combination of our Company and First Charter is another important move in our company’s overall strategic plan to transform First Community into Southern California’s premier community banking franchise.”

First Charter President and Chief Executive Officer James Brewer added, “We believe that the merger of First Charter and First Community will greatly benefit First Charter’s customers, who will now enjoy access to the expanding array of products and services available through First Community’s banking platform. Furthermore, First Charter’s shareholders will benefit from the greater liquidity of First Community’s stock as well as the considerable upside we see for the combined institution.”

First Community Bancorp is a $607 million bank holding company operating in the exclusive markets of Northern San Diego County through Rancho Santa Fe National Bank, the desert communities of the Coachella Valley and the Morongo Basin through First Community Bank of the Desert and in west Los Angeles, the San Fernando Valley, Pasadena and Riverside County through First Professional Bank. Each bank operates under its own name with Rancho Santa Fe National Bank having branches in Rancho Santa Fe, San Diego’s Golden Triangle, Escondido and Carlsbad. First Community Bank of the Desert has branches in Palm Springs, Indian Wells, Cathedral City, Yucca Valley and Twentynine Palms. First Professional has branches in Santa Monica, Beverly Hills, Pasadena, Tarzana and Redlands.

First Charter Bank is a $ 130 million community bank serving the Beverly Hills and west Los Angeles areas since 1983. First Charter is a business and professional bank committed to providing the highest quality of banking services throughout the westside communities.

Forward-Looking Statements

This press release includes forward-looking statements that involve inherent risks and uncertainties. First Community Bancorp and First Charter Bank, N. A. caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which First Community Bancorp and First Charter Bank, N. A. operate, inflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating the operations of First Community Bancorp, Rancho Santa Fe National Bank, First Community Bank of the Desert, First Professional Bank, N. A. and First Charter Bank, N. A.